Exhibit 10(a)
DIRECTORS’ STOCK PLAN
RESTRICTED STOCK AWARD AGREEMENT

		NUMBER OF	FAIR MARKET VALUE
GRANTED TO	AWARD DATE	SHARES	PER SHARE

This Restricted Stock Award Agreement (the “Agreement”) is made between Bank of America Corporation, a Delaware corporation (“Bank of America”), and you, a Nonemployee Director of Bank of America.
Bank of America sponsors the Bank of America Corporation Directors’ Stock Plan (the “Plan”). A Prospectus describing the Plan is enclosed as Exhibit A. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).
The award described in this Agreement is for the number of shares of Bank of America Common Stock shown above (the “Shares”). You and Bank of America mutually covenant and agree as follows:
1.	The award of the Shares is subject to the terms and conditions of the Plan and this Agreement. You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

2.	You agree that, upon request, you will furnish a letter agreement providing that you will not distribute or resell any of said Shares in violation of the U.S. Securities Act of 1933, as amended, that you will indemnify and hold Bank of America harmless against all liability for any such violation and that you will accept all liability for any such violation.

3.	The Shares shall not become vested until the first anniversary of the Award Date stated above (or, if earlier, the date of the next annual meeting of the stockholders of Bank of America) (the “Vesting Date”). If you cease to serve as a Nonemployee Director before the Vesting Date due to your death, or if there is a Change in Control prior to the Vesting Date, then the Shares shall become fully vested as of the date of such death or Change in Control, as applicable. If you cease to serve as a Nonemployee Director at any time for any reason other than death before the earlier of the Vesting Date or a Change in Control, then the Shares shall become vested pro rata (based on the number of days between the Award Date and the date of cessation of services divided by 365 days), and to the extent the Shares are not thereby vested they shall be forfeited as of the date of such cessation of services. Until they become vested, the Shares shall be held by Bank of America. Vested Shares shall be delivered to you as soon as practicable following the applicable
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Vesting Date. In that regard, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws as determined by Bank of America as a condition precedent to the delivery of the Shares. While the Shares are held by Bank of America, you shall not have the right to sell or otherwise dispose of such Shares or any interest therein.
4.	In accordance with Section 5(c) of the Plan, you shall have the right to receive dividends on the Shares and to vote the Shares prior to vesting.

5.	You acknowledge and agree that upon your cessation of services as a Nonemployee Director resulting in the forfeiture of any unvested Shares in accordance with paragraph 3 above, (i) your right to vote and to receive cash dividends on, and all other rights, title or interest in, to or with respect to, unvested Shares shall automatically, without further act, terminate and (ii) the unvested Shares shall be returned to Bank of America. You hereby irrevocably appoint (which appointment is coupled with an interest) Bank of America as your agent and attorney-in-fact to take any necessary or appropriate action to cause the Shares to be returned to Bank of America, including without limitation executing and delivering stock powers and instruments of transfer, making endorsements and/or making, initiating or issuing instructions or entitlement orders, all in your name and on your behalf. You hereby ratify and approve all acts done by Bank of America as such attorney-in-fact. Without limiting the foregoing, you expressly acknowledge and agree that any transfer agent for the Shares is fully authorized and protected in relying on, and shall incur no liability in acting on, any documents, instruments, endorsements, instructions, orders or communications from Bank of America in connection with the Shares or the transfer thereof, and that any such transfer agent is a third-party beneficiary of this Agreement.

6.	The existence of this award shall not affect in any way the right or power of Bank of America or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Bank of America’s capital structure or its business, or any merger or consolidation of Bank of America, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Bank of America, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.	Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by fax or by mail to such address and directed to such person(s) as Bank of America may notify you from time to time; and to you, at your address as shown on the records of Bank of America, or at such other address as you, by notice to Bank of America, may designate in writing from time to time.

8.	Regardless of any action Bank of America takes with respect to any or all income tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and may exceed the amount (if any) withheld by Bank of America. You acknowledge that Bank of America (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award of Shares, including the grant and vesting of the Shares, the release and delivery of Shares to you, the subsequent sale of Shares acquired upon the delivery of the Shares and the receipt of any dividends, and (b) does not commit to structure the terms of the award or any aspect of the Shares to reduce or eliminate your liability for Tax-Related Items.
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Further, if you have become subject to Tax-Related Items in connection with the Shares in more than one jurisdiction, you acknowledge that Bank of America may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In the event Bank of America determines that it must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the award of the Shares to make arrangements satisfactory to Bank of America to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the Shares, withholding Tax-Related Items from other compensation (if any) Bank of America pays to you and/or withholding Tax-Related Items from the cash proceeds (if any) received upon any sale of any Shares. Bank of America may refuse to deliver any Shares if you fail to comply with any withholding obligation.

Bank of America is not providing any tax, legal or financial advice, nor is Bank of America making any recommendations regarding the Shares and you have been advised to consult with your personal tax, legal and financial advisors regarding the Shares before taking any action in relation thereto.

9.	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data, as described in this Agreement, by Bank of America for the exclusive purpose of implementing, administering and managing the award of Shares and your participation in the Plan. You understand that Bank of America holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Bank of America, details of any entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the award of Shares and your participation in the Plan (“Data”).

You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the award, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections from your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting Executive Compensation. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the award. You understand that Data will be held only as long as is necessary to implement, administer and manage the award and your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Executive Compensation. You understand, however, that refusing or withdrawing your consent may affect your ability to benefit from the award of Shares evidenced by this Agreement. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact Executive Compensation.

10.	The validity, construction and effect of this Agreement are governed by, and subject to, the laws of the United States and the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties
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evidenced by this award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of North Carolina and agree that such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts of the United States for the Western District of North Carolina, where this award is made and/or to be performed, and no other courts.

11.	In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and Bank of America regarding the Shares. Any prior agreements, commitments or negotiations concerning the Shares are superseded.

12.	If you move to a country other than the one in which you are currently residing prior to the delivery of the Shares to you, additional terms and conditions may apply to the Shares. Bank of America reserves the right to impose other requirements on the Shares to the extent Bank of America determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Shares and to require you to sign any additional agreements or understandings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, Bank of America has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the day and year first above written.

BANK OF AMERICA CORPORATION	NONEMPLOYEE DIRECTOR:

Chief Executive Officer and President
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